FOR IMMEDIATE RELEASE:

DMC Global Enters into Cooperation Agreement with Bradley L. Radoff

BROOMFIELD, Colo., March 15, 2024 (GLOBE NEWSWIRE) -- DMC Global Inc. (Nasdaq: BOOM) today announced that the Company has entered into a cooperation agreement (the "Cooperation Agreement") with Bradley L. Radoff and his affiliate (the “Radoff Parties”), pursuant to which the Company and the Radoff Parties will identify and mutually agree to appoint a new independent director to the board of directors of DMC (the “Board”) with expertise and experience in the building products sector.

Pursuant to the terms of Cooperation Agreement, the Board will promptly commence a formal search for qualified director candidates, in accordance with DMC’s established process for director recruitment and with the aid of a nationally recognized executive search firm.

Prior to entering into the Cooperation Agreement, consistent with the Board’s refreshment practices and its retirement policy contained in DMC’s Corporate Governance Guidelines, the Board determined that Robert Cohen and Richard Graff will not be renominated for election at the 2024 Annual Meeting. As a result, effective as of the 2024 Annual Meeting, the size of the Board will be reduced to seven directors, subject to increase for the appointment of the new independent director.

The Radoff Parties have agreed to certain customary provisions, including standstill and voting obligations. The complete Cooperation Agreement has been filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Advisors
Womble Bond Dickinson (US) LLP and Richards, Layton & Finger, P.A. are acting as DMC’s legal advisors, Morrow Sodali is acting as its strategic stockholder advisor, and Gagnier Communications LLC is its communications advisor. Olshan Frome Wolosky LLP is serving as legal counsel and Longacre Square Partners is serving as strategic advisor to the Radoff Parties.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: http://www.dmcglobal.com.

Safe Harbor Language
This news release contains certain forward-looking statements regarding the Company. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect the Company and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents that the Company has filed with, or furnished to, the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Contacts
Investors:
Geoff High
Vice President of Investor Relations
303-514-0656

Media:
Riyaz Lalani or Dan Gagnier
Gagnier Communications
416-305-1459
DMCGLOBAL@GAGNIERFC.COM